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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 400
Seal Beach, CA 90740

April 7, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of stockholders (the "Annual Meeting") of Clean Energy Fuels Corp. (the "Company") to be held at The Island Hotel at 690 Newport Center Drive, Newport Beach, California 92660, on Wednesday, May 26, 2010, at 9:00 a.m. (Pacific Time).

        The attached notice of Annual Meeting and proxy statement include the agenda for the Annual Meeting, explain the matters that we will discuss at the meeting and provide general information about our Company.

        For our 2010 Annual Meeting, we are pleased to take advantage of the Securities & Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

        Your vote is very important. If you do not plan to attend the Annual Meeting in person, please vote as promptly as possible. Thank you for supporting our Company.

Sincerely,

MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 400
Seal Beach, CA 90740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 26, 2010

        The annual meeting of stockholders (the "Annual Meeting") of Clean Energy Fuels Corp. (the "Company") will be held at The Island Hotel at 690 Newport Center Drive, Newport Beach, California 92660, on Wednesday, May 26, 2010, at 9:00 a.m. (Pacific Time) for the following purposes:

  1.
  To elect seven directors;

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

  3.
  To approve an amendment to the Company's Restated Certificate of Incorporation to increase the total number of shares that the Company is authorized to issue from 100,000,000 total authorized shares to 150,000,000 total authorized shares, of which 149,000,000 shall be authorized for issuance as common stock and 1,000,000 shall be authorized for issuance as preferred stock; and

  4.
  To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        The foregoing items of business are more fully described in the proxy statement.

        The Company's Board of Directors (the "Board") has fixed the close of business on March 29, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices.

By order of the Board,

Dated: April 7, 2010	MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 400
Seal Beach, CA 90740

2010 PROXY STATEMENT

General Information

        The board of directors (the "Board") of Clean Energy Fuels Corp., a Delaware corporation (the "Company"), is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2010 annual meeting of stockholders. The Annual Meeting will be held at The Island Hotel in Newport Beach, California, on Wednesday, May 26, 2010, at 9:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement (the "Proxy Statement") summarizes the information that you will need to know to vote in an informed manner.

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to the Company's stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting. The Company's proxy materials are available at the following website: www.proxyvote.com.

Voting Rights and Outstanding Shares

        We will mail the Notice on or about April 16, 2010, to all stockholders of record that are entitled to vote. Only stockholders that owned our common stock at the close of business on March 29, 2010, the date which has been fixed by the Board as the record date, are entitled to vote at the Annual Meeting. On the record date 60,753,443 shares of our common stock were outstanding.

        Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the Annual Meeting if holders of a majority of the shares of our common stock are present in person or represented by proxy. Abstentions and broker non-votes, discussed below, will be counted as present for purposes of determining whether a quorum is present at the meeting. Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

        A broker is entitled to vote shares held for a beneficial owner on "routine" matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain "non-routine" matters, such as the election of our directors (Proposal 1), and the approval of the amendment to our Restated Certificate of Incorporation (Proposal 3).

        If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) or the amendment to our Restated Certificate of Incorporation (Proposal 3). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, the broker will not vote your shares in the director election.

        Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these "non-routine" matters and will not be counted in determining the number of shares necessary for approval.

        Directors will be elected by a plurality of votes cast by shares present or represented by proxy at the meeting. Abstentions and broker non-votes will have no impact on the election of directors. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm must be approved by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal. Accordingly, abstentions from voting will have the same effect as voting against this proposal; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote. The proposal to amend our Restated Certificate of Incorporation must be approved by the affirmative vote of the majority of the outstanding shares of our common stock. Accordingly, an abstention or broker non-vote will have the same effect as a vote against this proposal.

Voting Shares Registered in Your Name

        If you are a stockholder of record, you may vote in one of four ways:

  •
  You may vote in person at the Annual Meeting. We will provide a ballot when you arrive.

  •
  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

  •
  You may vote by telephone by calling the toll free number found on the proxy card.

  •
  You may vote by proxy via the Internet at the website http://www.proxyvote.com by following the instructions provided in the Notice.

        Votes submitted by telephone or via the Internet must be received by 11:59 p.m. (Pacific Time) on Tuesday, May 25, 2010. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

        Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee.

        If you wish to vote in person at the Annual Meeting and your stock is held in street name, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

        The inspector of elections will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof (or in the case of proxies submitted by telephone or via the Internet, by the deadline specified above). If no instruction is given on a proxy that is properly executed and received by us, then the proxy will be voted "for" the nominees for director; "for" the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm; and "for" the approval of the amendment to our Restated Certificate of Incorporation. In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other stockholder matter presented at the meeting.

Revocability of Proxies

        As a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

  •
  You may notify our Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the Annual Meeting; or

  •
  You may vote in person at the Annual Meeting.

Solicitation

        This solicitation is made by our Board and we will bear the entire cost of soliciting proxies. We have retained Broadridge Financial Solutions, Inc. to assist in obtaining proxies by mail, facsimile or e-mail from registered stockholders, brokers, bank nominees and other institutions for the Annual Meeting. The estimated costs for this service is approximately $25,000. We will also bear the costs of preparation, assembly, printing and mailing of any printed proxy statements requested by stockholders, the proxy card and any additional information furnished to stockholders. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners that have requested printed materials. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the Notice and the solicitation materials made available via the Internet, via e-mail or in print to those who request copies, but may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, executive officers or employees. No additional compensation will be paid to these individuals for these services. In addition, we may engage a proxy solicitation firm to assist us in soliciting proxies. We may pay additional compensation to Broadridge Financial Solutions, Inc. or other proxy solicitation firms to assist us in soliciting proxies.

Stockholder Proposals for 2011 Annual Meeting

        Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented at our 2011 annual meeting of stockholders must be received by us not later than December 17, 2010, in order to be considered for inclusion in our proxy materials for that meeting.

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting outside the processes of Rule 14a-8 , the stockholder must have given timely notice of the proposal or nomination in writing to the Company. To be timely for the 2011 annual meeting, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 25, 2011 and March 27, 2011. A stockholder's notice to the Company must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Separate Copy of Annual Report or Proxy Materials

        We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if requested, this Proxy Statement and our annual report to stockholders for the year ended December 31, 2009 (the "Annual Report") to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the Company's printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or Annual Report, write to Investor Relations at Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 400, Seal Beach, CA 90740 or call 562-493-7215. Stockholders who share an address and receive multiple copies of our Annual Report and proxy materials may also request to receive a single copy following the instructions above.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 29, 2010 by:

  •
  each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock,

  •
  each of our named executive officers and current directors, and

  •
  all of our named executive officers and directors as a group.

        The address of each beneficial owner listed in the table is c/o Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 400, Seal Beach, CA 90740.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 60,753,443 shares of common stock outstanding on March 29, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 29, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
5% or Greater Stockholders:
Madeleine Pickens(1)	34,627,208	45.71%
Directors and Named Executive Officers:
Boone Pickens(2)	34,627,208	45.71%
Andrew J. Littlefair(3)	2,002,474	3.13%
James N. Harger(4)	1,105,860	1.73%
Richard R. Wheeler(5)	521,282	*
Mitchell W. Pratt(6)	726,282	1.13%
Barclay F. Corbus (7)	296,282	*
John S. Herrington(8)	232,850	*
Warren I. Mitchell(9)	282,359	*
Kenneth M. Socha(10)	82,319	*
James C. Miller III	100	*
Vincent C. Taormina(11)	70,159	*
All current officers and directors as a group (11 persons)(12)	39,947,175	54.01%

*
Represents less than 1%.

(1)
Madeleine Pickens is the wife of Boone Pickens. Beneficial ownership includes 32,927,208 shares beneficially owned by Boone Pickens. Ms. Pickens disclaims beneficial ownership over these shares.

(2)
Beneficial ownership includes: (a) 68,000 options exercisable within 60 days of March 29, 2010; (b) 1,700,000 shares held by Madeleine Pickens, his wife; (c) 1,319,488 shares held by Boone Pickens Interests Ltd. over which Mr. Pickens possesses voting and investment control; and (d) 15,000,000 shares subject to a warrant exercisable within 60 days of March 29, 2010.

  Mr. Pickens disclaims beneficial ownership over (a) the 1,319,488 shares held by the Boone Pickens Interests Ltd.; and (b) the 1,700,000 shares held by Madeleine Pickens. As of March 29, 2010, 16,539,720 shares held by Mr. Pickens are pledged as collateral on a loan from a bank.

(3)
Beneficial ownership includes 1,420,055 shares subject to options exercisable within 60 days of March 29, 2010.

(4)
Beneficial ownership includes 771,282 shares subject to options exercisable within 60 days of March 29, 2010.

(5)
Beneficial ownership includes 521,282 shares subject to options exercisable within 60 days of March 29, 2010.

(6)
Beneficial ownership includes 706,282 shares subject to options exercisable within 60 days of March 29, 2010.

(7)
Beneficial ownership includes 288,782 shares subject to options exercisable within 60 days of March 29, 2010.

(8)
Beneficial ownership includes (i) 79,029 shares held by the J&L Herrington 2002 Family Trust, over which Mr. Herrington possesses voting and investment control, and (ii) 53,237 shares subject to options exercisable within 60 days of March 29, 2010.

(9)
Beneficial ownership includes 232,259 shares subject to options exercisable within 60 days of March 29, 2010.

(10)
Beneficial ownership includes 6,709 shares subject to options exercisable within 60 days of March 29, 2010.

(11)
Beneficial ownership includes 32,259 shares subject to options exercisable within 60 days of March 29, 2010.

(12)
Beneficial ownership includes 19,179,169 shares subject to options and warrants exercisable within 60 days of March 29, 2010.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Board, acting pursuant to our bylaws, has determined that the number of directors constituting the full Board shall be seven at the present time. The Board has, upon recommendation of our nominating and corporate governance committee, nominated Andrew J. Littlefair, Warren I. Mitchell, John S. Herrington, James C. Miller III, Boone Pickens, Kenneth M. Socha and Vincent C. Taormina for reelection as members of the Board.

        Each of the nominees is currently a director of our Company. Each newly-elected director will serve a one-year term until the next annual meeting of stockholders or until his successor is duly qualified and elected. During the course of a term, the Board may appoint a new director to fill any vacant spot, including a vacancy caused by an increase in the size of the Board. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board, or if no nominee is proposed by the Board, a vacancy will occur.

        We, as a matter of policy, encourage our directors to attend meetings of stockholders and in 2009 all seven directors attended our Annual Meeting. There are no family relationships between any nominees or executive officers of our Company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Nominees for Director

        You are being asked to vote on the seven director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. All of our nominees for director are current members of our Board. The names of the director nominees, their ages as of January 31, 2010 and other information about them are shown below.

Name of Director Nominee	Age	Position
Andrew J. Littlefair	49	President, Chief Executive Officer and Director
Warren I. Mitchell	72	Chairman of the Board
John S. Herrington	70	Director
James C. Miller III	67	Director
Boone Pickens	81	Director
Kenneth M. Socha	63	Director
Vincent C. Taormina	54	Director

        Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp. From 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company of which Boone Pickens was Chief Executive Officer. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair is currently Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles. Mr. Littlefair earned a B.A. from the University of Southern California. Mr. Littlefair is a shareholder and serves on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market and PlainsCapital Corporation, a Texas corporation which is a reporting company under the Exchange Act.

        Warren I. Mitchell has served as our Chairman of the Board and a director since May 2005. For over 40 years until his retirement in 2000, Mr. Mitchell worked in various positions at Southern

California Gas Company, including as President beginning in 1990 and Chairman beginning in 1996. Mr. Mitchell currently serves on the board of directors of The Energy Coalition, a non-profit organization devoted to education on energy management, and on the board of directors of a privately held technology company. Mr. Mitchell earned a B.S. and an M.B.A. from Pepperdine University.

        John S. Herrington has served as a director of our Company since November 2005. For over a decade, Mr. Herrington has been a self-employed businessman and attorney-at-law. From 1985 to 1989, Mr. Herrington served as the U.S. Secretary of Energy, and from 1983 to 1985, Mr. Herrington served as Assistant to the President for presidential personnel in the Reagan Administration. From 1981 to 1983, Mr. Herrington served as Deputy Assistant to the President and Assistant Secretary of the Navy. Mr. Herrington earned an A.B. from Stanford University and a J.D. and an LL.B. from the University of California, Hastings College of the Law.

        James C. Miller III has served as a director of our Company since May 2006. Mr. Miller has served on the board of governors of the United States Postal Service since April 2003 and as its chairman from January 2005 to 2008. Mr. Miller has served on the boards of directors of the Washington Mutual Investors Fund since October 1992 and the J.P. Morgan Value Opportunities Fund since December 2001. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. Mr. Miller served on the board of directors of FLYI, Inc., formerly Atlantic Coast Airlines, Inc., a Delaware company publicly traded on the NASDAQ Global Market from 2004 to 2006. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

        Boone Pickens has served as a director of our Company since June 2001 and founded Pickens Fuel Corp. in 1996. Mr. Pickens has served as the Chairman and Chief Executive Officer of BP Capital, L.P. since he founded the company in 1996, and is also active in management of the BP Capital Equity Fund and BP Capital Commodity Fund, which are privately held investment funds. Mr. Pickens also serves on the board of directors of EXCO Resources, Inc., a publicly-traded energy company. Mr. Pickens was the founder of Mesa Petroleum Company, an oil and gas company, and served as Chief Executive Officer and a director of it and its successors from 1956 to 1996. Mr. Pickens earned a B.S. from Oklahoma State University.

        Kenneth M. Socha has served as a director of our Company since January 2003. Since 1995, Mr. Socha has served as the Senior Managing Director of Perseus, L.L.C. and its predecessors, a merchant bank and private equity fund management company. Previously, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha served on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market from 2006 to 2007. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

        Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California's largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice-President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and operates his own investment company. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Vote Required

        Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be elected.

OUR BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
TO THE BOARD OF EACH OF THESE NOMINEES

 PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be at the Annual Meeting to answer any questions and make a statement should they choose to do so.

        Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, our Board is submitting the selection of KPMG LLP as our independent registered public accounting firm to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of KPMG LLP, our Board will reconsider whether to retain the firm. Even if our stockholders ratify the appointment, our Board may choose to appoint a different independent registered public accounting firm at any time during the year if our Board determines that such a change would be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

        The following table presents fees for professional audit and other services rendered by KPMG LLP for the audit of our annual financial statements as of and for the fiscal years ended December 31, 2008 and December 31, 2009, and fees billed for other services rendered by KPMG LLP during those periods.

	2008	2009
Audit Fees(1)	$761,000	$755,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$396,200	$408,400
All Other Fees(4)	—	—

Total	$1,157,200	$1,163,400

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, the audit of our internal control over financial reporting as of December 31, 2009, professional services rendered in connection with our filing of various registration statements (including Form S-8 registration statements and a Form S-3 registration statement, including related comfort letters) and other professional services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. During fiscal years 2008 and 2009 there were no such services rendered to us by KPMG LLP.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)
All Other Fees consist of fees for products and services other than the services reported above. During fiscal years 2008 and 2009 there were no such services rendered to us by KPMG LLP.

Pre-Approval Policies and Procedures

        As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the audit committee of the Company, which considers whether the provision of non-audit services is compatible with maintaining such firm's independence. All services provided by KPMG LLP during fiscal years 2008 and 2009 were pre-approved by the audit committee. The audit committee has considered the role of KPMG LLP in providing services to us for the fiscal year ended December 31, 2009, and has concluded that such services are compatible with their independence as our auditors.

Vote Required

        Ratification of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy on this proposal at the Annual Meeting. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

OUR BOARD RECOMMENDS A VOTE "FOR" RATIFICATION
OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 PROPOSAL NO. 3

APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION

        The Board believes that it is in the best interest of the Company and our stockholders to approve a proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.0001, on the same terms as the shares of common stock now authorized.

        As of March 29, 2010, 60,753,443 of the Company's 99,000,000 authorized shares of common stock were issued and outstanding. Of the remaining authorized shares of common stock, 9,435,495 shares were reserved for issuance in connection with the exercise of outstanding options, 1,214,123 shares were reserved for issuance in connection with future issuance of equity awards under our stock-based compensation plans and approximately 18,314,394 million shares were reserved for issuance in connection with the exercise of outstanding warrants. Only 9,282,545 shares of common stock were available for issuance under our charter as of March 29, 2010. As of March 29, 2009, none of our 1,000,000 currently authorized shares of Preferred Stock were issued and outstanding.

        The purpose of the proposed amendment is to allow the Company to have a sufficient number of shares of authorized and unissued common stock which can be used for such corporate purposes as may, from time to time, be considered advisable by the Board. Having such shares available for issuance in the future will give the Company greater flexibility and will allow the shares to be issued as determined by the Board without the expense and delay of a special meeting of our stockholders to approve the additional authorized capital stock. The corporate purposes for which the Company may issue common stock could include, without limitation, exchange offers of debt for equity, new equity offerings to raise capital, restructuring of existing debt, acquisitions, and providing incentives to employees, officers and directors pursuant to our various stock plans or in connection with the adoption of additional stock-based incentive plans, such as the Amended and Restated 2006 Equity Incentive Plan. The Board will determine the terms of any such issuance of additional shares.

        The increase in our authorized common stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, such shares will have a dilutive effect on the voting power and percentage equity ownership of our existing stockholders and, depending on the price at which they are issued, may have a dilutive effect on the book value of shares owned by our existing stockholders. The holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

        The Company has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company because the issuance of such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

        If this proposal is approved, the first paragraph of ARTICLE 4 of the Restated Certificate of Incorporation will be amended to read as follows:

ARTICLE 4
CAPITAL STOCK

  A.
  This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which this corporation is authorized to issue is 150,000,000 shares, 149,000,000 of which shall be Common Stock with a par value of $.0001 per share, and 1,000,000 of which shall be Preferred Stock with a par value of $.0001 per share."

        The Company does not have any current plans, agreements or understandings for stock issuances, including any issuance in connection with a merger or acquisition, which in the aggregate would involve the use of a number of shares that exceeds the amount currently authorized but unissued.

        On March 2, 2010, the Board unanimously adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the Annual Meeting. If adopted by the stockholders, the amendment will become effective upon the filing of an appropriate amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

Required Vote and Board Recommendation

        Approval of the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes "against" the proposal.

        Our Board believes that approval of Proposal No. 3 is in our best interests and the best interests of our stockholders for the reasons stated above. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of the amendment.

OUR BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE
AMENDMENT TO THE COMPANY'S
RESTATED CERTIFICATE OF INCORPORATION

 CORPORATE GOVERNANCE

Director Independence

        Our Board has determined that Messrs. Mitchell, Herrington, Miller, Socha and Taormina meet the independence requirements under NASDAQ Marketplace Rule 5605(a)(2). Messrs. Littlefair and Pickens do not meet the independence requirements under NASDAQ Marketplace Rule 5605(a)(2) for the following reasons: (1) Mr. Littlefair is our President and Chief Executive Officer; and (2) Mr. Pickens was a party to material transactions, relationships and arrangements with our Company described in "Certain Relationships and Related Party Transactions" below.

        In the course of determining whether Messrs. Mitchell, Herrington, Miller, Socha and Taormina were independent under NASDAQ Marketplace Rule 5605(a)(2), the Board considered the following transactions, relationships and arrangements not required to be disclosed in "Certain Relationships and Related Party Transactions":

  •
  With respect to Mr. Mitchell, the Board considered that Mr. Mitchell is an investor in certain funds controlled by Mr. Pickens and serves as the General Partner of a real estate investment vehicle in which Mr. Littlefair and Mr. Pickens are investors.

  •
  With respect to Messrs. Herrington and Miller, the Board considered that each of Messrs. Herrington and Miller served with Mr. Littlefair in the Reagan Administration. The Board also considered that Mr. Herrington is an investor in certain funds controlled by Mr. Pickens.

  •
  With respect to Mr. Socha, the Board considered his role as a former director of Vehicle Production Group LLC, a company in which Perseus, L.L.C. is the largest investor and in which we have invested $10,000,000 through December 31, 2009. We may also do business with Vehicle Production Group LLC in the future with respect to its development and sales of a CNG vehicle. Mr. Socha resigned from the board of Vehicle Production Group LLC effective March 23, 2010. Mr. Socha is also Senior Managing Director of Perseus, L.L.C.

  •
  With respect to Mr. Taormina, the Board considered his business relationships, including his consulting arrangement with Republic Services, a customer of our Company.

Board Structure

        The Board believes that different people should hold the positions of Chairman of the Board and Chief Executive Officer to facilitate the Board's oversight of management. Mr. Mitchell has served as Chairman of the Board since May 2005 and Mr. Littlefair has been the Chief Executive Officer of the Company since June 2001. As Chairman of the Board, Mr. Mitchell organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed toward significant matters of the Company.

Board Committees

        We have an audit committee, compensation committee, nominating and corporate governance committee and derivative committee. Our Board also creates committees from time-to-time to approve financing transactions or other significant corporate transactions. Our Board and audit committee generally meet at least quarterly and our other committees meet on an as-needed basis. Each of the Board committees has the composition and responsibilities described below. Current copies of the charters of the audit committee, the compensation committee and the nominating and corporate governance committee, which have been adopted by the Board, are publicly available on our website at http://investors.cleanenergyfuels.com/governance.cfm.

        Audit committee.    Our audit committee consists of three directors, John S. Herrington, James C. Miller III and Vincent C. Taormina, all of whom our Board determined to be independent under SEC Rule 10A-3(b)(1) and NASDAQ Marketplace Rule 5605(a)(2). The audit committee held six meetings in fiscal 2009. The chair of the audit committee is Mr. Miller. Mr. Miller qualifies as an audit committee financial expert under the rules of the SEC. The Board determined that each audit committee member has sufficient knowledge in reading and understanding the Company's financial statements to serve on the audit committee. The functions of this committee include:

  •
  selecting and overseeing the engagement of a firm to serve as an independent registered public accounting firm to audit our financial statements,

  •
  helping to ensure the independence of our independent registered public accounting firm,

  •
  discussing the scope and results of the audit with our independent registered public accounting firm,

  •
  developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters,

  •
  meeting with our independent registered public accounting firm and our management to consider the adequacy of our internal accounting controls and audit procedures, and

  •
  approving all audit and non-audit services to be performed by our independent registered public accounting firm.

        We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee will comply with the applicable requirements of, the Sarbanes Oxley Act of 2002 and the NASDAQ and SEC rules, including the requirement that the audit committee have at least one qualified financial expert.

        Compensation committee.    Our compensation committee currently consists of three directors, John S. Herrington, Warren I. Mitchell and Kenneth M. Socha, all of whom our Board determined to be independent under NASDAQ Marketplace Rule 5605(a)(2). The compensation committee held five meetings in fiscal 2009. The chair of the compensation committee is Mr. Mitchell. The functions of this committee include:

  •
  determining or recommending to the Board the compensation of our executive officers, including annual cash bonuses and related performance criteria,

  •
  administering our stock and equity incentive plans,

  •
  reviewing and, as it deems appropriate, recommending to our Board, policies, practices, and procedures relating to the compensation of our directors, officers, and other managerial employees and the establishment and administration of our employee benefit plans, and

  •
  advising and consulting with our officers regarding managerial personnel and development.

        We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee will comply with the applicable requirements of, NASDAQ and SEC rules.

        Nominating and corporate governance committee.    Our nominating and corporate governance committee currently consists of three directors, John S. Herrington, Kenneth M. Socha, and Vincent C. Taormina, all of whom our Board determined to be independent under NASDAQ Marketplace

Rule 5605(a)(2). The nominating and corporate governance committee held three meetings in fiscal 2009. The chair of the nominating and corporate governance committee is Mr. Herrington. The functions of this committee include:

  •
  establishing standards for service on our Board,

  •
  identifying, evaluating and recommending nominees to our Board and committees of our Board,

  •
  conducting searches for appropriate directors,

  •
  evaluating the performance of our Board and of individual directors,

  •
  considering and making recommendations to the Board regarding the size and composition of the board and its committees,

  •
  reviewing developments in corporate governance practices, and

  •
  evaluating the adequacy of our corporate governance practices and reporting.

        We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee will comply with the applicable requirements of, NASDAQ and SEC rules.

        Derivative committee.    Our derivative committee consists of three directors, Andrew J. Littlefair, James C. Miller III and Warren I. Mitchell. The derivative committee held one meeting in fiscal 2009. The chair of the derivative committee is Mr. Littlefair. The functions of this committee include:

  •
  formulating derivative strategy and directing derivative activities,

  •
  engaging and meeting with advisors regarding derivative activities and strategies, and

  •
  making recommendations to the Board regarding derivative strategy and activity.

Meetings of the Board and Board Committees

        During fiscal 2009, our Board held six meetings and each director attended at least 75% of all meetings of the Board and applicable committees during the periods that he served. Our independent directors typically hold at least two executive sessions without management present each year.

The Board's Role in Risk Oversight

        The Board and each of the Board committees regularly discuss risks confronting our business in the context of their respective review and approval of corporate financial risk management, corporate strategy, acquisitions, compensation, derivative transactions, corporate governance and financing transactions. When granting authority to management and approving business and marketing strategies, the Board considers, among other things, the risks and vulnerabilities we face. Additionally, the Board holds annual strategic planning sessions with senior management in which they review and analyze, among other items, political and legislative risk, environmental and regulatory risk, commodity based exposures and the risks associated with depending on third parties to assist in developing our industry, for example in the manufacture of heavy duty trucks and other vehicles that operate on natural gas. Our Board also regularly reviews our cash management practices, derivative exposure and budget variance.

        As part of its oversight function, the Board monitors how management operates the Company, in part through its committee structure. The audit committee considers risk issues associated with our overall financial reporting and disclosure process and accounting policies. The derivative committee oversees the Company's hedging activities in an effort to minimize financial risk associated with fixed price sales contracts and hedging activity.

Code of Ethics

        We have adopted a written code of ethics applicable to our directors, officers and employees in accordance with the rules of NASDAQ and the SEC. Our code of ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct,

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications,

  •
  compliance with applicable laws, rules and regulations, including insider trading compliance, and

  •
  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

        The audit committee of our Board will review our code of ethics periodically and may propose or adopt additions or amendments that it determines are required or appropriate. Our code of ethics is posted on our website at http://investors.cleanenergyfuels.com/governance.cfm.

Equity Ownership by the Board

        Pursuant to stock ownership guidelines recommended by our nominating and corporate governance committee and as approved by the Board, each director is expected to own at least 100 shares of our common stock during their term of service as a director, with new directors expected to purchase at least that number of shares within 180 days of commencement of service as a director. Each of our current directors has satisfied these guidelines.

Compensation Committee Interlocks and Insider Participation

        Our compensation committee consists of Messrs. Herrington, Mitchell and Socha. No member of our compensation committee is a present or former executive officer or employee of the Company or any of its subsidiaries or has any relationship requiring disclosure below under "Certain Relationships and Related Party Transactions" pursuant to SEC rules. No executive officer of our Company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Company's compensation committee, (2) served as a director of another entity, one of whose executive officers served on our Company's compensation committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of our Company.

Stockholder Communications with the Board

        We have adopted a formal process by which stockholders and interested parties may communicate with our Board which is available on our website at http://investors.cleanenergyfuels.com/contactboard.cfm. Communications to the Board must either be in writing and sent care of the Corporate Secretary by mail to our offices at 3020 Old Ranch Parkway, Suite 400, Seal Beach, California 90740, or delivered via e-mail to mpratt@cleanenergyfuels.com. This centralized process will assist the Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications (i) must be accompanied by a statement of the type and amount of the securities of our Company that the person holds, (ii) must identify any special interest, meaning an interest not in the capacity of a stockholder of our Company, of the person submitting the communication, and (iii) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board has instructed the Corporate Secretary to forward it such correspondence; however, before forwarding any correspondence, the Board has also instructed the Corporate Secretary to review such correspondence and, in the Corporate Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Stockholder Recommendations for Membership on our Board

        Our nominating and corporate governance committee is responsible for evaluating properly submitted stockholder recommendations of candidates for membership on the Board in accordance with our Corporate Governance Guidelines and as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such nominations, the nominating and corporate governance committee will consider the membership criteria set forth below under "Director Qualifications." Any stockholder nominations proposed for consideration by the nominating and corporate governance committee should include the nominee's name and qualifications for membership on the Board and should be addressed to: Mitchell Pratt, Corporate Secretary, Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 400, Seal Beach, CA 90740.

        In any recommendation of candidates, the recommending stockholder must include a statement in writing setting forth the following:

  (i)
  as to each person whom the stockholder proposes to nominate for election or re-election as a director:

  •
  the name, age, business address and residence address of the person or persons to be nominated;

  •
  the principal occupation or employment of such person or persons;

  •
  the class and number of all shares of each class of our capital stock owned beneficially and of record by the nominee;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and;

  •
  any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

  (ii)
  as to the stockholder sending the recommendation, the name and record address of the stockholder, the class and number of shares of the Company's stock which are beneficially owned by the stockholder, any material interest of the stockholder in the nomination and any other information which is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

        We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Director Qualifications

        Under our Corporate Governance Guidelines, our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new board members as well as the composition of the Board as a whole. This assessment includes members' qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board.

        All of our directors bring to our Board a wealth of executive leadership experience derived from their service as executives, senior government officials and board members of other organizations. Certain individual qualifications and skills of our directors that contribute to the Board's effectiveness as a whole are described in the following paragraphs.

        Andrew J. Littlefair.    Mr. Littlefair's experience as co-founder and Chief Executive Officer of our Company gives him unique insight into our Company's operations, challenges and opportunities.

        Warren I. Mitchell.    Mr. Mitchell has extensive knowledge of the natural gas industry obtained during his long and distinguished career at the Southern California Gas Company. Mr. Mitchell also provides leadership to our Board, served as Chairman of the Southern California Gas Company, and remains actively involved in the energy industry through his Chairman role with the Energy Coalition.

        John S. Herrington.    Mr. Herrington has a unique understanding of energy markets and policy gained during his service as the U.S. Secretary of Energy. He also brings to our Board the perspective of an entrepreneur, the legal insight of an attorney and the discipline of a former marine.

        James C. Miller.    Mr. Miller has significant financial expertise and extensive knowledge of regulatory affairs gained during his service on the board of governors of the United States Postal Service, Chairman of the U.S. Federal Trade Commission and Director of the U.S. Office of Management and Budget. Mr. Miller brings to our Board financial acumen and experience dealing with large and financially complex organizations.

        Boone Pickens.    Mr. Pickens brings to our Board his experience as an energy industry entrepreneur, legendary deal-maker and unparalleled advocate on U.S. energy policy.

        Kenneth M. Socha.    Mr. Socha brings to our Board unique legal insight gained during his distinguished legal career and the perspective and financial acumen of a highly successful private equity investor gained during his tenure as the Senior Managing Director of Perseus, L.L.C.

        Vincent C. Taormina.    Mr. Taormina brings to our Board the perspective of a highly successful entrepreneur and industry leader in the refuse and recycling industry, one of our key market segments.

Identifying and Evaluating Nominees for Directors

        Our nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for directors. Our nominating and corporate governance committee has the duty of identifying individuals qualified to become members of the Board. Candidates may come to the attention of the nominating and corporate governance committee through current members of our Board, professional search firms, stockholders or other persons. These candidates will be evaluated by our nominating and corporate governance committee and may be considered at any point during the year. As described above, our nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board. Following verification of the stockholder status of persons recommending candidates, recommendations will be aggregated and considered by our nominating and corporate governance committee. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to our nominating and corporate governance committee. Stockholder recommendations that comply with our procedures will receive the same consideration that our nominating and corporate governance committee nominees receive.

Director Diversity

        While the Company does not have a formal diversity policy, the nominating and corporate governance committee assesses the diversity of experience of the director nominees particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) corporate governance and (v) experience in the natural gas, energy and related industries. The nominating and corporate governance committee monitors its assessment of diversity as part of the annual self-evaluation process.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (see "Security Ownership of Certain Beneficial Owners and Management" above for identification of those persons who are beneficial owners of more than 10% of our common stock) to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2009, with the exception of late Form 4 reports filed November 5, 2009 on behalf of Boone Pickens, Andrew J. Littlefair, James N. Harger, Richard R. Wheeler, Mitchell W. Pratt, Barclay F. Corbus, John S. Herrington, Warren I. Mitchell, Kenneth M. Socha, James C. Miller, III, and Vincent C. Taormina .

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

        The names of our current executive officers, their ages as of January 31, 2010, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board are included below.

Name	Age	Position Held
Andrew J. Littlefair	49	President, Chief Executive Officer and Director
Richard R. Wheeler	45	Chief Financial Officer
James N. Harger	51	Chief Marketing Officer
Mitchell W. Pratt	50	Senior VP, Engineering, Operations and Public Affairs
Barclay F. Corbus	43	Senior VP, Strategic Development

        Richard R. Wheeler has served as our Chief Financial Officer since February 2003. From November 2001 to January 2003, Mr. Wheeler served as Chief Financial Officer of Blue Energy & Technologies LLC, a privately held natural gas vehicle fuels company that we acquired in December 2002. From May 2000 to October 2001, Mr. Wheeler served as Executive Vice President and Chief Financial Officer of Encoda Systems, Inc., a privately held software company. Mr. Wheeler earned a B.S. and an M.B.A. from the University of Colorado, Boulder and is a certified public accountant.

        James N. Harger was appointed Chief Marketing Officer in May 2009, and served as our Senior Vice President, Marketing and Sales, from June 2003 to May 2009, and served as our Vice President, Marketing from June 2001 to June 2003. From 1997 to 2001, Mr. Harger served as Vice President, Marketing and Sales of Pickens Fuel Corp. From 1983 to 1997, Mr. Harger served in management positions at Southern California Gas Company, where he assisted in the launch of the natural gas vehicle program in 1992. Mr. Harger earned a B.S. from the University of California, Los Angeles, and an M.B.A. from Pepperdine University.

        Mitchell W. Pratt has served as our Senior Vice President, Engineering, Operations and Public Affairs, since January 2006, and as our Corporate Secretary since December 2002. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at

Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

        Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co which managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Overstock.com, a publicly traded company. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly qualified executive management team. With respect to (1) each person who served as our principal executive officer or principal financial officer during fiscal 2009 (Andrew J. Littlefair and Richard R. Wheeler, respectively), and (2) the three most highly compensated executive officers during fiscal 2009 who were serving as executive officers at the end of fiscal 2009 and who did not serve as principal executive officer or principal financial officer (James N. Harger, Mitchell W. Pratt and Barclay F. Corbus and together with Messrs. Littlefair and Wheeler, the "named executive officers"), this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices to administer such programs.

Compensation Philosophy

        We believe compensation should include a mix of a competitive base salary and bonus incentives to encourage retention and reward individual responsibility and productivity, equity grants to align the interests of our officers with those of our stockholders, and case-specific compensation plans to accommodate individual circumstances or non-recurring situations. Our compensation committee uses its judgment and experience and works closely with our named executive officers to determine the appropriate mix of compensation for each individual. Our compensation committee historically has not used tally sheets, internal pay equity studies, accumulated wealth analyses, equity retention policies, benchmarking or similar tools in assisting with compensation determinations for our named executive officers.

        The compensation committee has no formal policy, but does retain the discretion, to adjust or recover awards or payments made to its named executive officers if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the initial award or payment.

Review of Competitive Market Practices

        We may informally consider competitive market practices with respect to the salaries and total compensation of our named executive officers for the purpose of staying informed on current compensation practices and developments; however, we do not benchmark compensation levels based on this data nor do we determine our named executive officers' compensation based on market data for comparable company compensation levels.

Elements of Compensation

        Our named executive officers' compensation has three primary components—base compensation or salary, annual cash bonuses, and equity awards. In addition, we provide our named executive officers with a variety of benefits that are generally available to all salaried employees.

        We view the various components of compensation as related, but distinct. Although our compensation committee reviews each named executive officer's total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based on the performance of the employee (including any extraordinary performance), the level of responsibility and commitment associated with the position and our business judgment and experience. In addition, our compensation decisions generally reflect our belief that employees with comparable levels of responsibility and performance deserve comparable compensation, and that employees with a greater degree of responsibility and performance deserve greater compensation on a relative basis. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

        Our annual process of determining overall compensation for named executive officers begins with recommendations made by Mr. Littlefair, our President and Chief Executive Officer, to our compensation committee. In making his recommendation, Mr. Littlefair considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual's responsibility, the individual's long-term commitment to our Company, and the scarcity of individuals with similar skills. Acting with the recommendation from Mr. Littlefair, our compensation committee makes the final determination of compensation for our named executive officers. The compensation committee determines the compensation of Mr. Littlefair. Mr. Littlefair also submits recommendations to the compensation committee regarding his own proposed compensation levels, which are taken under advisement by the committee.

  Assessment of Individual Performance

Andrew J. Littlefair—President and Chief Executive Officer

        As the Company's President and Chief Executive Officer, Mr. Littlefair works with the Board and senior management to establish and execute the Company's operating and strategic plans to increase revenue, achieve the Company's long and short-term strategic growth objectives and profit targets and maximize return for shareholders. Mr. Littlefair also serves as the Company's principal spokesperson and is responsible for conveying the Company's message to the Company's customers and the investor community. Mr. Littlefair's effective leadership of the Company led to positive financial and operating results in 2009, with total revenue increasing to $131.5 million and gasoline gallon equivalents sold increasing to over 100 million gallons.

Richard R. Wheeler—Chief Financial Officer

        As the Chief Financial Officer, Mr. Wheeler oversees the Company's financial operations, including financial plans and policies, accounting practices and procedures, financial and tax reporting functions and the disbursement of financial information to the investor community. Mr. Wheeler effectively provides direction to the Company with respect to increasing revenue, achieving its financial objectives, pursuing strategic investments and raising capital.

James N. Harger—Chief Marketing Officer

        As the Chief Marketing Officer, Mr. Harger directs the Company's marketing and sales strategies to optimize the growth of the Company, increase revenue and achieve the profit goals of the Company. Mr. Harger effectively leads the Company's marketing team in its efforts to expand Clean Energy's presence with national accounts and in major market segments, such as airports, refuse, transit and trucking, and provides guidance with respect to increasing the number of the Company's natural gas stations. In 2009, the Company surpassed the 100 million gasoline gallon equivalent mark for the volume of compressed natural gas and liquefied natural gas delivered.

Mitchell W. Pratt—Senior Vice President, Operations, Engineering and Public Affairs and Corporate Secretary

        As the Senior Vice President of Operations, Engineering and Public Affairs and the Corporate Secretary, Mr. Pratt directs and manages the Company's operations and engineering teams, ensures that the proper personnel are assembled to assess opportunities and carry out strategic activities, such as acquisitions integration, and provides effective oversight of the Company's infrastructure growth in a variety of market segments. Mr. Pratt administers critical corporate governance matters in his role as Corporate Secretary and serves as the focal point for communication between the Board, senior management and the Company's shareholders.

Barclay F. Corbus—Senior Vice President, Strategic Development

        As the Senior Vice President of Strategic Development, Mr. Corbus develops growth opportunities, acquisitions and financing strategies for the Company. In 2009, Mr. Corbus effectively guided the Company through the acquisition of assets from Exterran Energy Solutions, L.P., a compressed natural gas operations and maintenance business and the acquisition of BAF Technologies, Inc., a company that provides natural gas vehicle conversions, alternative fuel systems, application engineering, service and warranty support and research and development. Mr. Corbus also is a critical liaison between the Company and the financial community and led the Company's $73.2 million, net, stock offering that closed in July 2009.

  Base Salary

        Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers, taking into account competitive market compensation paid by other companies for similar positions. The compensation committee uses its judgment and discretion in determining the amount of base salary and does not target a particular range in relation to salaries at other companies. Base salaries are reviewed annually. Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration. Based on Mr. Littlefair's recommendation, our named executive officers received increases in base salary for fiscal 2010 as follows:

Named Executive Officer	2009 Base Salary	2010 Base Salary
Andrew J. Littlefair	$475,200	$520,000
Richard R. Wheeler	$313,250	$345,000
James N. Harger	$306,250	$335,000
Mitchell W. Pratt	$280,000	$310,000
Barclay Corbus	$260,000	$286,000

  Annual Cash Bonus

        The compensation committee approves the bonus awards of all named executive officers, and pays such bonuses after determining whether specific performance criteria were satisfied. To date, annual bonus awards have been based on the performance of our Company in light of pre-established performance criteria.

        For each named executive officer, the performance criteria for cash bonus awards are currently bifurcated (and were bifurcated in 2009), with 35% of the total potential cash bonus award based on the volume of gasoline gallon equivalents of natural gas sold by us, and 65% of the total potential cash bonus award based on the target Adjusted EBITDA of our Company. Proposed performance criteria are prepared by our Chief Financial Officer based on our annual budget and presented to our compensation committee for approval and to the Board for their consideration.

        The specific performance criteria approved by our compensation committee and Board for 2009 and 2010 are set forth in the table below:

Performance Criteria	Weighting	Base Target	Middle Target	Maximum Target
		(thousands)	(thousands)	(thousands)
2009
Adjusted EBITDA	65%	15,000	22,228	30,000
Volume (in gasoline gallon equivalents)	35%	95,000	100,015	105,000
2010
Adjusted EBITDA	65%	18,000	25,275	32,000
Volume (in gasoline gallon equivalents)	35%	130,000	138,009	146,000

        Adjusted EBITDA is calculated by adding back non-cash stock-based compensation expense, losses or gains associated with marking to market our outstanding Series I warrants for our common stock or other significant unanticipated non-cash charges to the Company's EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Our compensation committee may elect to modify the Adjusted EBITDA performance targets for 2010 in the event that there is no extension of the Volumetric Excise Tax Credit for 2010. If the Volumetric Excise Tax Credit is not extended for 2010, our Adjusted EBITDA performance targets would likely be lowered by our compensation committee due to the fact that extension of the Tax Credit was anticipated in setting the Adjusted EBITDA target.

        In addition, under our current annual cash bonus performance plan, if the Company exceeds a performance target, the executive officers receive a pro-rata portion of the incremental annual cash bonus amount, up to the next target limit. For example, in 2009, the Company achieved $15.5 million in Adjusted EBITDA and 101.0 million in gasoline gallon equivalents delivered, thereby exceeding the Company's base Adjusted EBITDA target and the Company's middle volume target for the year. Consequently, the bonuses payable with respect to the Adjusted EBITDA and volume targets were increased by an incremental percentage attributable to the amount of the excess above these targets. For the Adjusted EBITDA amount, the difference between the base target and the middle target is $7.2 million; therefore the $0.5 million excess achieved over the base target resulted in an increase in the percentage of the annual cash bonus payable with respect to the Adjusted EBITDA target of 7% of the difference between the base and middle target percentages. For an officer receiving a performance bonus equal to 50% of their base salary for achieving the base target and 70% of their base salary for achieving the middle target, the 50% would be increased by 7% of the difference between 50% and 70%, or 1.4%. Continuing the example, by applying the weighting assigned to this performance criteria, the named executive officer would receive a cash bonus equal to 33% of their base salary for exceeding the Adjusted EBITDA base target, which is 65% of 51.4% (50%+1.4%). For the bonus payable with respect to the volume target, the difference between the middle target and the maximum target is 5.0 million gallons; therefore the 1.0 million excess achieved over the middle target would result in an increase in the percentage of the annual cash bonus payable with respect to the volume target of 20% of the difference between the middle and maximum target percentages. For an officer receiving a performance bonus equal to 70% of their base salary for achieving the middle target and 100% of their base salary for achieving the maximum target, the 70% would be increased by 20% of the difference between 70% and 100%, or 6%. Continuing the example, by applying the weighting assigned to this performance criteria, the named executive officer would receive a cash bonus equal to 27% of their base salary for exceeding the Volume middle target, which is 35% of 76% (70%+6%).

        Under our performance-based annual cash bonus plan, Mr. Littlefair receives 70%, 100% or 150% of his base salary for achievement of the base, middle and maximum performance targets, respectively by our Company. For each of Messrs. Wheeler, Pratt, Corbus and Harger, achievement of the base, middle and maximum performance targets by our Company result in a bonus equivalent to 50%, 70% or 100%, respectively, of his respective base salary. These performance percentages are as specified in the respective executive officers' employment agreements with the Company. Our compensation committee believes it is appropriate to reward our Chief Executive Officer with a higher percentage of his base salary for achievement of the performance targets due to the fact that the position of Chief Executive Officer is deemed by our compensation committee to be the most important and demanding position with the Company.

  Special Cash Bonuses

        Our compensation committee may, in its discretion, award additional special cash bonuses to reward extraordinary efforts by our named executive officers coupled with successful results for our Company. During 2009, our compensation committee awarded the following special cash bonuses to our executive officers for their work in completing the Company's $73.2 million follow-on public offering in July 2009 which raised $73.2 million in net proceeds:

Named Executive Officer	Bonus
Andrew J. Littlefair	$200,000
Richard R. Wheeler	$125,000
Barclay Corbus	$75,000

  Equity Compensation

        We believe that long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock and stock based awards. Our stock compensation plans have been established to provide certain of our employees, including our named executive officers, with incentives to align those employees' interests with the interests of our stockholders. Our compensation committee believes the use of stock and stock-based awards offers the best approach to achieving this goal. Our stock compensation plans have provided the principal method for our named executive officers to acquire equity or equity linked interests in our Company.

        We sponsor a 2002 Stock Option Plan (2002 Plan) and an Amended & Restated 2006 Equity Incentive Plan (2006 Plan). Upon the effectiveness of our IPO registration statement, the 2006 Plan became effective and the 2002 Plan became unavailable for new awards. For more information about the 2002 Plan and the 2006 Plan, please read "Compensation of Directors and Executive Officers—Stock Incentive Plans" below. The 2002 Plan and the 2006 Plan are administered by our Board or our compensation committee. In the case of awards intended to qualify as "performance based compensation" excludable from the deduction limitation under Section 162(m) of the Internal Revenue Code, the administrator of the 2006 Plan will consist of two or more "outside directors" within the meaning of Section 162(m).

        Historically, we have awarded stock options to our named executive officers, but not restricted stock. Our compensation committee does not maintain any formal policies with respect to the timing of option grants. However, with respect to the timing of option grants to our named executive officers, such grants generally occur annually or at regularly scheduled meetings of our Board or our compensation committee (the administrators of our 2002 Plan and 2006 Plan), and are priced based on the closing price of our common stock on that date. For new hires, options are generally priced at the later to occur of the date of the meeting at which the Board or compensation committee approves the grant or the first date of employment.

  Change in Control and Severance Payments

        The employment agreements of our named executive officers provide them benefits if their employment is terminated (other than for misconduct or voluntary termination that does not follow a change in control), including termination following a change in control. The details and amounts of such benefits are set forth below in the section entitled "Potential Payments Upon Termination or Change in Control."

        Stock options awarded under the 2006 Plan that are held by our named executive officers vest in full upon a change in control ("single trigger"). We believe single trigger treatment for stock options is appropriate because: (i) it helps retain key employees during change in control discussions, especially more senior executive officers where equity represents a significant portion of their total pay package; and (ii) the Company that made the original equity grant may no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company's future success.

Deductibility of Executive Compensation

        Our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation of more than $1,000,000 that is paid to certain individuals. Our compensation committee believes that compensation paid to our named executive officers should generally be fully deductible for federal income tax purposes. However, in certain situations, our compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. All of the compensation paid to our named executive officers was fully deductible in fiscal 2009. With respect to compensation awarded (or to be awarded) under the 2006 Plan, in the past, we relied on transitional relief under Section 162(m) to exclude such compensation from the $1,000,000 limit on deductibility. At our 2009 annual meeting of stockholders, the stockholders approved our 2006 Plan, and, as a result, the awards under the 2006 Plan continue to qualify as "performance-based" compensation under Section 162(m) and therefore are fully deductible without reliance on the transitional rules.

Conclusion

        Our compensation practices are designed to retain and motivate our named executive officers and to ultimately reward them for outstanding performance, which benefits the Company.

        We believe our approach to goal setting, payouts at multiple levels of performance and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our named executive officers. While a portion of our executive compensation plan is performance-based, we do not believe that our compensation structure encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of growing a business, the compensation committee has focused on aligning the Company's compensation policies with the long-term interests of the Company and avoiding short-term rewards for management decisions that could pose long-term risks to the Company, as follows:

  •
  Our compensation structure includes a combination of a competitive base salary, equity grants to align the interests of our employees and named executive officers with those of our stockholders, and annual cash bonuses to encourage retention and reward individual responsibility and productivity.

  •
  The cash payment awards for each named executive officer are bifurcated, with 35% of the total potential cash bonus award based on the volume of gasoline gallon equivalents of natural gas sold by us, and 65% of the total potential cash bonus award based on the target Adjusted EBITDA of our Company, in an effort to mitigate the risk of executives approving high volume deals with low profit margins.

  •
  Our stock option grants have been established to provide certain of our employees, including our named executive officers, with incentives to help align those employees' interests with the interests of our stockholders.

Compensation Committee Report

        We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the Company, and, based on such review and discussion, have recommended to the Board inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation Committee:
Warren I. Mitchell, Chairman John S. Herrington Kenneth M. Socha

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

        The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(3)	Total ($)
Andrew J. Littlefair	2009	475,200	200,000	939,455	405,733	26,885	2,047,273
President & Chief Executive Officer	2008	475,200	—	492,616	—	8,545	976,361
	2007	433,917	200,000	4,365,750	325,600	16,564	5,341,831
Richard R. Wheeler	2009	313,250	125,000	649,957	188,018	20,087	1,296,312
Chief Financial Officer	2008	313,250	—	287,361	—	9,124	609,735
	2007	271,242	135,000	3,191,500	143,000	19,553	3,760,295
James N. Harger	2009	306,250	—	649,957	190,569	28,267	1,175,043
Chief Marketing Officer	2008	287,500	—	287,361	—	11,490	586,351
	2007	246,392	100,000	3,527,000	130,000	19,126	4,022,518
Mitchell W. Pratt	2009	280,000	—	649,957	168,061	34,355	1,132,373
Senior Vice President, Operations,	2008	280,000	—	287,361	—	8,427	575,788
Engineering, Public Affairs, and Corporate Secretary	2007	246,167	125,000	2,856,000	130,000	15,754	3,372,921
Barclay F. Corbus	2009	260,000	75,000	649,957	156,057	30,411	1,171,425
Senior Vice President,	2008	260,000	—	287,361	—	3,875	551,236
Strategic Development	2007	80,833	100,000	2,593,500	43,774	568	2,818,675

(1)
The amounts listed in this column reflect the grant date fair values calculated in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718, "Share-Based Payment," or FASB ASC 718. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 9 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)
The amounts listed in this column represent "Special Bonuses" awarded pursuant to the Company's initial public offering in 2007 (other than the bonus paid to Mr. Corbus in 2007, who received his bonus as a signing bonus when joining our Company) and the $73.2 million follow-on public offering in 2009.

(3)
The compensation represented by the amounts for 2009 in this column are detailed in the following table.

Name	Qualified Retirement Plan Employer Match ($)	Payment of Health and Welfare Insurance Premiums ($)(i)	CNG Fuel/ Vehicle ($)(ii)	Tax Gross- Ups ($)(iii)	Total ($)
2009
Andrew J. Littlefair	8,250	1,361	17,138	136	26,885
Richard R. Wheeler	8,250	1,420	9,702	715	20,087
James N. Harger	11,000	1,361	15,208	626	28,267
Mitchell W. Pratt	11,000	1,361	21,630	364	34,355
Barclay F. Corbus	8,250	688	21,349	144	30,411

(i)
We pay 80 percent of our employees' insurance premiums associated with the health and welfare programs we sponsor. We pay 100 percent of such premiums for our named executive officers. The amounts in this column are intended to quantify the extra benefit we provide only to our named executive officers.

(ii)
The amounts in this column are attributable to personal use of company-provided natural gas vehicles and the related cost of the fuel for the vehicles (each as calculated in accordance with Internal Revenue Service guidelines), the value of which is included as compensation on the W-2 of our named executive officers who receive such benefits. Each of these named executive officers is responsible for paying income tax on such amount. In fiscal 2009, we eliminated the company-provided natural gas vehicle program and gave the vehicles to the respective officers, which is reflected in their compensation for fiscal 2009.

(iii)
The amounts in this column are attributable to the cash payment we provide to our named executive officers (a "gross-up" payment) in respect of taxes that are imposed due to their receipt of free natural gas vehicle fuel. The gross-up payment is intended to make our named executive officers whole for the taxes they must pay due to their receipt of the company-provided natural gas vehicle fuel.

Grants of Plan-Based Awards in Fiscal Year 2009

        The following table provides information regarding the amount of plan-based awards granted in 2009 for each of the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Based Plans(2)			All Other Option Awards: Number of Securities Underlying Options(3)(#)	Exercise or Base Price of Option Awards ($/Sh)
								Grant Date Fair Value of Stock and Option Awards(4)($)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Andrew J. Littlefair	—		216,216	308,880	463,320	—	—	—
	—		116,424	166,320	249,480	—	—	—
			—	—	—
	1/2/2009	12/10/2008	—	—	—	117,828	6.33	468,955
	10/9/2009					50,000	14.06	470,500
Richard R. Wheeler	—		101,806	142,529	203,613	—	—	—
	—		54,819	76,746	109,638	—	—	—
				—	—
	1/2/2009	12/10/2008				68,733	6.33	273,557
	10/9/2009					40,000	14.06	376,400
James N. Harger	—		103,188	144,463	206,375	—	—	—
	—		55,563	77,788	111,125	—	—	—
			—	—	—
	1/2/2009	12/10/2008				68,733	6.33	273,557
	10/9/2009					40,000	14.06	376,400
Mitchell W. Pratt	—		91,000	127,400	182,000	—	—	—
	—		49,000	68,600	98,000	—	—	—
			—	—	—
	1/2/2009	12/10/2008	—	—	—	68,733	6.33	273,557
	10/9/2009					40,000	14.06	376,400
Barclay F. Corbus	—		84,500	118,300	169,000	—	—	—
	—		45,500	63,700	91,000	—	—	—
	1/2/2009	12/10/2008	—	—	—	68,733	6.33	273,557
	10/9/2009		—	—	—	40,000	14.06	376,400

(1)
On December 10, 2008, our compensation committee approved options to purchase an aggregate of 392,760 shares of our common stock which were granted to certain of our named executive officers on January 2, 2009 as reflected on the table above. On October 9, 2009, our compensation committee approved and granted options to purchase an aggregate of 210,000 shares of our common stock to certain of our named executive officers as reflected on the table above.

(2)
The threshold, target and maximum amounts shown in the table correspond to the original base, middle and maximum target amounts our compensation committee determined to pay to our named executive officers upon the achievement of pre-established 2009 performance targets relating to EBITDA and the volume of gasoline gallon equivalents of natural gas sold. The threshold, target and maximum amounts for achievement of the EBITDA and volume targets are shown on separate lines in the table, with the EBITDA targets on the upper line. For a more detailed discussion of the 2009 performance targets, see "Annual Cash Bonus" under Compensation Discussion and Analysis.

(3)
All options shown in this column were awarded under our Amended & Restated 2006 Equity Incentive Plan. The options granted on January 2, 2009 and October 9, 2009 vest 34% on the first anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, in each case subject to continuing service by the named executive officer.

(4)
Option awards are shown at their grant date fair value under FASB ASC 718, "Share-Based Payment." The fair value of the options granted on January 2, 2009 was approximately $3.98 per share. The fair value of the options granted on October 9, 2009 was approximately $9.41 per share. For discussion regarding the valuation model and assumptions used to calculate the fair value of these option awards, see note 9 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

        The table below summarizes outstanding equity awards held by our named executive officers at December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Andrew J. Littlefair	400,000	(1)	—		2.96	12/12/2012
	60,000	(2)	—		2.96	6/11/2013
	115,000	(3)	—		2.96	5/6/2015
	100,000	(4)	—		2.96	5/05/2015
	60,000	(4)	—		2.96	5/05/2015
	525,000	(5)	—		12.00	5/23/2017
	67,000	(6)	33,000	(6)	15.27	12/12/2017
	52,993	(7)	102,869	(7)	5.09	12/9/2018
	—		117,828	(8)	6.33	1/1/2019
	—		50,000	(9)	14.06	10/8/2019
Richard R. Wheeler	105,000	(10)	—		2.96	6/11/2013
	125,000	(11)	—		2.96	2/01/2014
	70,000	(3)	—		2.96	2/04/2015
	55,000	(4)	—		2.96	5/05/2015
	45,000	(4)	—		2.96	5/05/2015
	350,000	(5)	—		12.00	5/23/2017
	67,000	(6)	33,000	(6)	15.27	12/12/2017
	30,913	(7)	60,007	(7)	5.09	12/9/2018
	—		68,733	(8)	6.33	1/1/2019
	—		40,000	(9)	14.06	10/8/2019
James N. Harger	75,000	(1)	—		2.96	12/12/2012
	50,000	(2)	—		2.96	6/11/2013
	80,000	(3)	—		2.96	2/4/2015
	65,000	(4)	—		2.96	5/05/2015
	55,000	(4)	—		2.96	5/05/2015
	400,000	(5)	—		12.00	5/23/2017
	67,000	(6)	33,000	(6)	15.27	12/12/2017
	30,913	(7)	60,007	(7)	5.09	12/9/2018
	—		68,733	(8)	6.33	1/1/2019
	—		40,000	(9)	14.06	10/8/2019

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Mitchell W. Pratt	75,000	(12)	—		2.96	12/12/2012
	30,000	(2)	—		2.96	6/11/2013
	85,000	(3)	—		2.96	2/04/2015
	70,000	(4)	—		2.96	5/05/2015
	25,000	(4)	—		2.96	5/05/2015
	300,000	(5)	—		12.00	5/23/2017
	67,000	(6)	33,000	(6)	15.27	12/12/2017
	30,913	(7)	60,007	(7)	5.09	12/9/2018
	—		68,733	(8)	6.33	1/1/2019
			40,000	(9)	14.06	10/8/2019
Barclay F. Corbus	234,500	(13)	115,500	(13)	13.25	9/10/2017
	30,913	(7)	60,007	(7)	5.09	12/9/2018
	—		68,733	(8)	6.33	1/1/2019
	—		40,000	(9)	14.06	10/8/2019

(1)
This option, granted under our 2002 Stock Option Plan on December 12, 2002, had the following initial vesting schedule: 20% of the shares were scheduled to vest on the completion of each 12 month period following June 13, 2001, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(2)
This option, granted under our 2002 Stock Option Plan on June 11, 2003, had the following initial vesting schedule: 34% of the shares were scheduled to vest on June 11, 2004, and 33% of the shares were scheduled to vest for each 12 month period completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(3)
This option, granted under our 2002 Stock Option Plan on February 4, 2005, had the following initial vesting schedule: 34% of the shares were scheduled to vest on the date of grant, 33% were scheduled to vest when the fair market value of our common stock met or exceeded $5.00 per share, and 33% of the shares were scheduled to vest when the fair market value of our common stock met or exceeded $7.00, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(4)
This option, granted under our 2002 Stock Option Plan on May 6, 2005, had the following initial vesting schedule: 34% of the shares were scheduled to vest on December 31, 2005, and 33% of the shares were scheduled to vest for each 12 month period completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(5)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 1/6 on May 25, 2007 and 1/6 on November 25, 2007, and an additional 1/3 on each of November 25, 2008 and November 25, 2009, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, would vest in full on the date that immediately precedes the change in control.

(6)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 34% on the first anniversary of December 12, 2007, the date of grant, and vests 33% on each subsequent anniversary, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, would vest in full on the date that immediately precedes the change in control.

(7)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 34% on the first anniversary of December 10, 2008, the date of grant, and vests 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change in control.

(8)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 34% on the first anniversary of January 2, 2009, the date of grant, and vests 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change in control.

(9)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 34% on the first anniversary of October 9, 2009, the date of grant, and vests 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change in control.

(10)
This option, granted under our 2002 Stock Option Plan on June 11, 2003, had the following initial vesting schedule: 12% of the shares were scheduled to vest on the completion of the first month of service after February 1, 2003, and 4% of the shares were scheduled to vest for each month completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(11)
This option, granted under our 2002 Stock Option Plan on February 1, 2004, had the following initial vesting schedule: 8% of the shares were scheduled to vest on the completion of the first month of service after February 1, 2004, and 4% of the shares were scheduled to vest for each month completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(12)
This option, granted under our 2002 Stock Option Plan on December 12, 2002, had the following initial vesting schedule: 25% of the shares were scheduled to vest on the completion of each 12 month period following August 20, 2001, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change in control" as described in the plan.

(13)
This option, granted under our Amended & Restated 2006 Equity Incentive Plan, vested 34% on the first anniversary of September 10, 2007, the date of grant, and vests 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The Amended & Restated 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change in control.

Option Exercises and Stock Vested

        The table below summarizes options exercised by our named executive officers during the fiscal year ended December 31, 2009. None of our executive officers had any restricted stock that vested during the fiscal year ended December 31, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)
Richard R. Wheeler	20,000	240,800
James N. Harger	50,000	602,000

Pension Benefits, Non-qualified Defined Contribution and Other Deferred Compensation Plans

        We do not have any tax-qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our named executive officers in connection with their retirement. We also do not have any non-qualified defined contribution plans or other deferred compensation plans that provide for payments or other benefits to our named executive officers.

Potential Payments Upon Termination or Change in Control

        The tables and narrative below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of our named executive officers is shown in tabular format below. The amounts shown in the tables assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts, which would be paid out to our named executive officers upon their termination. On December 31, 2009, the closing price of our common stock was $15.41 per share. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation with our Company.

        Regardless of the manner in which the employment of a named executive officer is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  non-equity incentive compensation earned, to the extent vested;

  •
  equity awarded pursuant to our 2002 Stock Option Plan and Amended & Restated 2006 Equity Incentive Plan, to the extent vested;

  •
  amounts contributed and vested under our qualified retirement plan; and

  •
  unused vacation pay.

  Andrew J. Littlefair

        The following table shows the potential cash payments upon termination or a change in control of the Company for our President and Chief Executive Officer, Andrew J. Littlefair. If we terminate Mr. Littlefair's employment without cause, or if Mr. Littlefair terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2009, Mr. Littlefair's annual base salary was $475,200 and his prior-year bonus was $0. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment:	$0	$712,800	$0	$712,800	$950,400	$0	$0
Continuation of Medical/Welfare Benefits (present value):	$0	$9,694	$0	$9,694	$9,694	$0	$0
Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$12,357,572	$12,357,572

Total:	$0	$722,494	$0	$722,494	$960,094	$12,357,572	$12,357,572

(1)
Assumes a fair market value of $15.41 per share, the closing price of our common stock on December 31, 2009. Mr. Littlefair held 801,919 shares of common stock on December 31, 2009.

        Additionally, the Amended & Restated 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Littlefair's options that are outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date. If a change in control occurred on December 31, 2009, Mr. Littlefair would have received an additional $2,203,606, which amount represents the aggregate difference between the fair market value of our common stock at December 31, 2009, $15.41, and the aggregate exercise price of his unvested stock options on December 31, 2009. See "Outstanding Equity Awards at 2009 Fiscal Year End" for information about Mr. Littlefair's unvested options at December 31, 2009.

  Richard R. Wheeler

        The following table shows the potential cash payments upon termination or a change in control of the Company for our Chief Financial Officer, Richard R. Wheeler. If we terminate Mr. Wheeler's employment without cause, or if Mr. Wheeler terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2009, Mr. Wheeler's annual base salary was $313,250 and his prior-year bonus was $0. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment:	$0	$469,875	$0	$469,875	$626,500	$0	$0
Continuation of Medical/Welfare Benefits (present value):	$0	$9,852	$0	$9,852	$9,852	$0	$0
Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$0	$0

Total:	$0	$479,727	$0	$479,727	$636,352	$0	$0

(1)
Mr. Wheeler held no shares of common stock on December 31, 2009.

        Additionally, the Amended & Restated 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Wheeler's options that are outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date. If a change in control occurred on December 31, 2009, Mr. Wheeler would have received an additional $1,301,988, which amount represents the aggregate difference between the fair market value of our common stock at December 31, 2009, $15.41, and the aggregate exercise price of his unvested stock options on December 31, 2009. See "Outstanding Equity Awards at 2009 Fiscal Year End" for information about Mr. Wheeler's unvested options at December 31, 2009.

  James N. Harger

        The following table shows the potential cash payments upon termination or a change in control of the Company for our Chief Marketing Officer, James N. Harger. If we terminate Mr. Harger's employment without cause, or if Mr. Harger terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2009, Mr. Harger's annual base salary was $317,500 and his prior-year bonus was $0. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	$0	$476,250	$0	$476,250	$635,000	$0	$0
Continuation of Medical/Welfare Benefits (present value):	$0	$9,545	$0	$9,545	$9,545	$0	$0
Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$5,155,847	$5,155,847

Total:	$0	$485,795	$0	$485,795	$644,545	$5,155,847	$5,155,847

(1)
Assumes a fair market value of $15.41 per share, the closing price of our common stock on December 31, 2009. Mr. Harger held 334,578 shares of common stock on December 31, 2009.

        Additionally, the Amended & Restated 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Harger's options that are outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date. If a change in control occurred on December 31, 2009, Mr. Harger would have received an additional $1,301,988, which amount represents the aggregate difference between the fair market value of our common stock at December 31, 2009, $15.41, and the aggregate exercise price of his unvested stock options on December 31, 2009. See "Outstanding Equity Awards at 2009 Fiscal Year End" for information about Mr. Harger's unvested options at December 31, 2009.

  Mitchell W. Pratt

        The following table shows the potential cash payments upon termination or a change in control of the Company for our Senior Vice President, Engineering, Operations and Public Affairs, Mitchell W. Pratt. If we terminate Mr. Pratt's employment without cause, or if Mr. Pratt terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2009, Mr. Pratt's annual base salary was $280,000 and his prior-year bonus was $0. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment:	$0	$420,000	$0	$420,000	$560,000	$0	$0
Continuation of Medical/Welfare Benefits (present value):	$0	$9,480	$0	$9,480	$9,480	$0	$0
Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$495,123	$495,123

Total:	$0	$429,480	$0	$429,480	$569,480	$495,123	$495,123

(1)
Assumes a fair market value of $15.41 per share, the closing price of our common stock on December 31, 2009. Mr. Pratt held 32,130 shares of common stock on December 31, 2009.

        Additionally, the Amended & Restated 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Pratt's options that are outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date. If a change in control occurred on December 31, 2009, Mr. Pratt would have received an additional $1,301,990, which amount represents the aggregate difference between the fair market value of our common stock at December 31, 2009, $15.41, and the aggregate exercise price of his unvested stock options on December 31, 2009. See "Outstanding Equity Awards at 2009 Fiscal Year End" for information about Mr. Pratt's unvested options at December 31, 2009.

  Barclay F. Corbus

        The following table shows the potential cash payments upon termination or a change in control of the Company for our Senior Vice President of Strategic Development, Barclay F. Corbus. If we terminate Mr. Corbus's employment without cause, or if Mr. Corbus terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2009, Mr. Corbus's annual base salary was $260,000 and his prior-year bonus was $0.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment:	$0	$390,000	$0	$390,000	$520,000	$0	$0
Continuation of Medical/Welfare Benefits (present value):	$0	$5,937	$0	$5,937	$5,937	$0	$0

Total:	$0	$395,937	$0	$395,937	$525,937	$0	$0

        Additionally, the Amended & Restated 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Corbus's options that are outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date. If a change in control occurred on December 31, 2009, Mr. Corbus would have received an additional $1,546,848, which amount represents the aggregate difference between the fair market value of our common stock at December 31, 2009, $15.41, and the aggregate exercise price of his unvested stock options on December 31, 2009. See "Outstanding Equity Awards at 2009 Fiscal Year End" for information about Mr. Corbus's unvested options at December 31, 2009.

Overview of Director Compensation

        We use cash and stock based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to our Company as well as the skill level required by our members of the Board. We also awarded compensation to individual directors in recognition of outstanding service or efforts on the Company's behalf.

  Cash Compensation Paid to Board Members

        For the fiscal year ended December 31, 2009, members of our Board (other than the Chairman of the Board) who were not employees of the Company were entitled to receive an attendance fee for Board meetings of $10,000 for each in-person meeting and an additional $500 per meeting for Board or Board committee meetings conducted telephonically. Our chair of the audit committee received an additional $2,500 for each regularly scheduled quarterly meeting at which the audit committee reviews the Company's quarterly financial statements. For fiscal 2010, Board members will receive $10,000 per Board meeting and an additional $500 per meeting for Board or Board committee meetings conducted telephonically. Our audit committee chair will continue to receive $2,500 for each quarterly meeting of the audit committee at which the audit committee reviews the Company's financial statements. In 2009, the Chairman of the Board received $7,500 per month in cash, and will receive the same amount for fiscal 2010. These amounts are intended to include his attendance fees. Directors who are our employees receive no additional compensation for their services as directors.

  Stock-Based Incentive Compensation

        From time to time, we award stock options to directors. The determination of which directors receive awards and the amount of these awards is discretionary. Boone Pickens was granted larger option grants than our other non-employee directors during 2009 in recognition of his extraordinary direct contributions to the Company's marketing program and his advocacy for the use of natural gas as a vehicle fuel. See footnote (2) to the Director Compensation table below for information about the options held by our directors at December 31, 2009.

2009 Director Compensation

        The table below summarizes the compensation we paid to directors who are not employees of our Company for the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)(3)	Total ($)
Warren I. Mitchell, Chairman	90,000	(4)	266,359	356,359
Vincent C. Taormina	43,500		266,359	309,859
John S. Herrington	44,500		266,359	310,859
James C. Miller, III	52,500		266,359	318,859
Boone Pickens	40,000		4,106,690	4,146,690
Kenneth M. Socha	42,000		266,359	308,359

(1)
Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the Company is shown in the Summary Compensation Table above.

(2)
On January 2, 2009, Messrs. Mitchell, Herrington, Miller, Socha and Taormina were granted 19,368 stock options with a fair value of $78,159 per grant calculated under FASB ASC 718. On January 2, 2009 Mr. Pickens was granted 86,103 stock options with a fair value of $342,690 calculated under FASB ASC 718. On October 9, 2009, Messrs. Mitchell, Herrington, Miller, Socha and Taormina were granted 20,000 stock options with a fair value of $188,200 per grant calculated under FASB ASC 718. On October 9, 2009, Mr. Pickens was granted 400,000 stock options with a fair value of $3,764,000 calculated under FASB ASC 718. As of December 31, 2009, Messrs. Mitchell, Herrington, Miller, Socha, Taormina and Pickens had the following options fully vested and outstanding: (i) Mr. Mitchell held an option to purchase 126,000 shares at an exercise price of $2.96, an option to purchase 80,000 shares at an exercise price of $12.00; an option to purchase 16,750 shares at an exercise price of $15.27; and an option to purchase 8,832 shares at an exercise price of $5.09; (ii) Mr. Herrington held options to purchase 20,000 shares at an exercise price of $2.96, options to purchase 80,000 shares at an exercise price of $12.00; an option to purchase 16,750 shares at an exercise price of $15.27; and an option to purchase 8,832 shares at an exercise price of $5.09; (iii) Mr. Miller held an option to purchase 60,000 shares at an exercise price of $12.00; an option to purchase 16,750 shares at an exercise price of $15.27; and an option to purchase 8,832 shares at an exercise price of $5.09; (iv) Mr. Socha held an option to purchase 8,832 shares at an exercise price of $5.09; (v) Mr. Taormina held an option to purchase 16,750 shares at an exercise price of $14.43 and an option to purchase 8,832 shares at an exercise price of $5.09; and (vi) Mr. Pickens held an option to purchase 38,725 shares at an exercise price of $5.09. In addition as of December 31, 2009, Messrs. Mitchell, Herrington, Miller, Socha, Taormina and Pickens had the following unvested options outstanding: (i) Mr. Mitchell holds 8,250 unvested options at an exercise price of $15.27, 17,145 unvested options at an exercise price of $5.09, 19,638 unvested options at an exercise price of $6.33 and 20,000 unvested options at an exercise price of $14.06; (ii) Mr. Herrington holds 8,250 unvested options at an exercise price of $15.27, 17,145 unvested options at an exercise price of $5.09, 19,638 unvested options at an exercise price of $6.33 and 20,000 unvested options at an exercise price of $14.06; (iii) Mr. Miller holds 8,250 unvested options at an exercise price of $15.27, 17,145 unvested options at an exercise price of $5.09, 19,638 unvested options at an exercise price of $6.33 and 20,000 unvested options at an exercise price of $14.06; (iv) Mr. Socha holds 17,145 unvested options at an exercise price of $5.09, 19,638 unvested options at an exercise price of $6.33 and 20,000 unvested options at an exercise price of $14.06; (v) Mr. Taormina holds 16,500 unvested options at an exercise price of $14.43, 17,145 unvested options at an exercise price of $5.09, 19,638 unvested options at an exercise price of $6.33 and 20,000 unvested options at an exercise price of $14.06; and (vi) Mr. Pickens holds 75,172 unvested options at an exercise price of $5.09, 86,103 unvested option at an exercise price of $6.33 and 400,000 unvested options at an exercise price of $14.06.

(3)
The amounts listed in this column reflect the grant date fair values calculated in accordance with FASB ASC 718. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 9 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(4)
As compensation for serving as Chairman of the Board, Mr. Mitchell received a flat rate of $7,500 per month in 2009.

Stock Incentive Plans

2002 Stock Option Plan

        Our Board adopted our 2002 Stock Option Plan (the "2002 Plan"), in December 2002. Our stockholders approved the plan and all material amendments. Upon the closing of our initial public offering, the share reserve available for grant under the 2002 Plan was cancelled; and all new grants will be made under our Amended & Restated 2006 Equity Incentive Plan (the "2006 Plan"), described below. If any outstanding option under the 2002 Plan expires or is cancelled, the shares allocable to the unexercised portion of that option will be added to the share reserve under the 2006 Plan and will be available for grant under the 2006 Plan.

        Administration.    The 2002 Plan may be administered by the Board or a committee of the Board. In the case of options intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the authority, in its sole discretion:

  •
  to determine the fair market value of the common stock,

  •
  to determine the terms and conditions of any options, including exercise price, the method of payment of the exercise price, term, vesting and whether the option is a non-statutory stock option or an incentive stock option,

  •
  to reduce the exercise price of any option to the then current fair market value if the fair market value of the optioned stock has declined since the date of grant of that option,

  •
  to delegate to others responsibilities to assist in administering the 2002 Plan, and

  •
  to construe and interpret the terms of the 2002 Plan and option agreements and other documentation related to the 2002 Plan.

        Eligibility.    Effective upon the closing of our initial public offering, we may no longer grant new options under the 2002 Plan.

        Options.    With respect to options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than

110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

        Unless the administrator determines otherwise, unvested shares typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant's service with us for any reason, including death or disability.

        Adjustments upon change in control.    The 2002 Plan provides that in the event of a "change in control," our Company and the successor corporation, if any, may agree:

  •
  that all options outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date, with the 2002 Plan terminating upon the date of the change in control (with 21 days prior written notice to the optionees),

  •
  to terminate the 2002 Plan and cancel all outstanding options effective as of the date of the change in control, and either (1) provide 21 days prior written notice to optionees so that the optionees can exercise options that are otherwise exercisable at that time, (2) replace such options with comparable options in the successor corporation or parent thereof, or (3) deliver to each optionee the difference between the fair market value of a share on the date of the change in control and the exercise price of the optionee's option, multiplied by the number of shares underlying the option, or

  •
  that the successor corporation or its parent will assume the 2002 Plan and all outstanding options effective as of the date of the change in control.

        Amendment and termination.    The administrator has the authority to amend, suspend or discontinue the 2002 Plan, subject to the approval of the stockholders in the case of certain amendments. No amendment, suspension or discontinuation will impair the rights of any option, unless agreed to by the optionee.

Amended & Restated 2006 Equity Incentive Plan

        Our Amended & Restated 2006 Equity Incentive Plan (the "2006 Plan"), was adopted by our Board and approved by our stockholders in May 2009. Under the 2006 Plan, 10,890,500 shares of common stock were initially authorized for issuance. The number of shares reserved for issuance under the 2006 Plan increases automatically, without the need for further Board or stockholder approval, on the first day of each of our fiscal years (up through January 1, 2016) by the lesser of (1) 1,000,000 shares, (2) 15% of our outstanding common stock on the last day of the immediately preceding fiscal year, or (3) such lesser number of shares as may be determined by the Board. On January 1, 2010, the number of authorized shares under the 2006 Plan was increased by 1,000,000 shares.

        If any outstanding option under the 2002 Plan expires or is cancelled, the shares allocable to the unexercised portion of that option will be added to the share reserve under the new 2006 Plan and will be available for grant under the 2006 Plan.

        Share limit.    No participant in the 2006 Plan can receive option grants, stock appreciation rights or stock awards for more than 2,000,000 shares total in any calendar year, or for more than 4,000,000 shares total in connection with the participant's initial service.

        Administration.    The 2006 Plan will be administered by our Board or the compensation committee of the Board. The administrator has the authority, in its sole discretion:

  •
  to select the recipients to whom options, stock awards, stock appreciation rights and cash awards may, from time to time, be granted under the 2006 Plan,

  •
  to determine whether and to what extent options, stock awards, stock appreciation rights and cash awards are granted under the 2006 Plan,

  •
  to determine the number of shares that are covered by options, stock awards, stock appreciation rights grants and the terms of such agreements,

  •
  to determine the terms and conditions of any options, stock awards and stock appreciation rights, including exercise price, the method of payment of the exercise price, term, vesting and whether the option is a non-statutory stock option or an incentive stock option, and

  •
  to construe and interpret the terms of the 2006 Plan and agreements and other documentation related to the 2006 Plan.

        Eligibility.    The 2006 Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights and cash awards. Incentive stock options may be granted only to employees. Nonstatutory stock options and other stock based awards may be granted to employees, non-employee directors, advisors and consultants.

        Vesting.    Although the 2006 Plan provides the administrator with the discretion to determine the vesting schedule, we expect that options (other than the initial option grants) granted to optionees will generally vest over three years, at a rate of 34%, 33%, and 33% per year, respectively, if the optionee is then in service to the Company.

        Adjustments upon change in control.    The 2006 Plan provides that in the event of a "change in control," all awards outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date, unless otherwise expressly provided in the award document.

        Amendment and termination.    The plan terminates 10 years after its initial adoption, unless earlier terminated by the Board. The Board or the compensation committee may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

Special Stock Option

        As of December 31, 2009, we also had 25,000 shares subject to a special stock option issued outside of the 2002 Plan and the 2006 Plan to a consultant at an exercise price of $3.86 per share. The option fully vested upon the closing of our initial public offering.

U.S. Tax Consequences

        The federal tax rules applicable to the Amended & Restated 2006 Equity Incentive Plan under the tax code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the Amended & Restated 2006 Equity Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

        Restricted stock is also governed by Section 83 of the tax code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a "substantial risk of forfeiture" (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

        As described above, awards granted under the Amended & Restated 2006 Equity Incentive Plan may qualify as "performance-based compensation" under Section 162(m) of the tax code. To qualify, options and other awards must be granted under the Amended & Restated 2006 Equity Incentive Plan by a committee consisting solely of two or more "outside directors" (as defined under Section 162 regulations) and satisfy the Amended & Restated 2006 Equity Incentive Plan's limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock-settled stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Amended & Restated 2006 Equity Incentive Plan, as established and certified by a committee consisting solely of two or more "outside directors."

Equity Compensation Plan Information

        The following table provides information about our equity compensation plans at December 31, 2009.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our stockholders	10,323,188	$9.58	225,745
Equity compensation plans not approved by our stockholders(1)	25,000	$3.86	0

Total	10,348,188	$9.57	225,745

(1)
Represents shares subject to a special stock option issued to a consultant in May 2006.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The audit committee oversees our financial reporting process on behalf of the Board. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting. The audit committee operates pursuant to a charter that is available on our website at www.cleanenergyfuels.com.

        In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2009. The audit committee has also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

        Pursuant to Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," the audit committee received the required written disclosures and letter from KPMG LLP, and discussed with KPMG LLP their independence.

        Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in the Company's annual report on Form 10-K for the year ended December 31, 2009.

Audit Committee: James C. Miller III, Chairman John S. Herrington Vincent C. Taormina

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since January 1, 2009 to which we have been a party, in which the amount involved exceeds $120,000 in any fiscal year and in which any of our directors, executive officers or holders of more than five percent of our stock had or will have a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.

        Our audit committee charter requires that all related party transactions, as defined in Item 404(a) of Regulation S-K, must be reviewed and approved by our audit committee, in accordance with NASDAQ Marketplace Rule 5630. When evaluating such transactions, our audit committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arms-length basis from an unaffiliated third party. The policies and procedures for approving related party transactions are set forth in our audit committee charter, which was adopted in September 2006 and revised in December 2007. We believe that the transactions and agreements that are disclosed below contain comparable terms to those the Company could have obtained from unaffiliated third parties.

Relationship with BP Capital L.P.

        Boone Pickens, our largest stockholder and a member of our Board, is a principal of BP Capital L.P., a firm which provides us advice in connection with our natural gas acquisitions and derivative activities. Under an advisory agreement, we paid BP Capital L.P. $10,000 a month, or $120,000 in the aggregate, for energy market advice during 2009. BP Capital L.P. has no discretion to enter into transactions on our behalf without the consent of our derivative committee.

Indemnification Agreements

        Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors, officers and certain employees based on their job responsibilities that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of our Company or its subsidiaries, whether serving in such capacity or otherwise acting at the request of our Company or its subsidiaries, and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require us to advance expenses incurred by directors and officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and officers are entitled to indemnification under the agreements, and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Exchange Act; (4) in connection with certain proceedings initiated against us by the director or officer; or (5) indemnification for settlements the director or officer enters into without our written consent. The indemnification agreements require us to maintain directors' and officers' insurance in full force and effect while any director or officer continues to serve in such capacity, and so long as any such person may incur costs and expenses related to legal proceedings as described above.

Transactions with Westport Innovations, Inc.

Agreement Regarding Acquisition, Conversion and Sale of Vehicles

        On July 21, 2006, we entered into an Agreement Regarding Acquisition, Conversion and Sale of Vehicles (the "Vehicle Agreement") with Inland Kenworth, Inc. ("Inland"), Westport Innovations Inc. and Westport Fuel Systems Inc., its wholly-owned subsidiary (together, "Westport"). David Demers, a director of our Company until April 2008, serves as chief executive officer and a director of Westport Innovations Inc.; Andrew Littlefair, our Chief Executive Officer, is a shareholder and a director of Westport; Kenneth M. Socha, a director of our Company, was formerly a director of Westport; and Boone Pickens, a director and the largest stockholder of our Company, is a stockholder of Westport.

        Pursuant to the Vehicle Agreement we agreed to deposit certain amounts with Inland, as security for a guarantee, to fund the acquisition by Inland of 100 LNG trucks. At December 31, 2009 we had outstanding $0.3 million of deposits under the Vehicle Agreement.

Westport Deposit Agreements

        To ensure that a ready supply of LNG-powered vehicles would be available for fleet customers in connection with the Clean Truck Program initiated by the Ports of Los Angeles and Long Beach, we agreed to advance to Westport a total of $6,000,000 to facilitate the production of LNG fuel systems for installation in such vehicles, in accordance with certain deposit agreements. As of December 31, 2009, we had approximately $0.2 million outstanding under the deposit agreements. Repayment of these deposits will occur incrementally upon the sale of the converted tractors to customers; however, to the extent that an LNG fuel system incorporated into a tractor is not sold within 24 months of the effective date of the applicable deposit agreement (or such other time period as is agreed to by both us and Westport), Westport is not obligated to repay any of the deposit with respect to such LNG fuel systems.

 OTHER MATTERS

        We know of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

        For further information about Clean Energy Fuels Corp., please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2009, which accompanies this Proxy Statement. Our annual report on Form 10-K was filed with the SEC on March 10, 2010 and is publicly available on our website at http://investors.cleanenergyfuels.com/SEC.cfm. You may also obtain a copy by sending a written request to Investor Relations, Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 400, Seal Beach, California, 90740.

By order of the Board,

MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP. 3020 OLD RANCH PARKWAY SUITE 400 SEAL BEACH, CA 90740	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Clean Energy Fuels Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CLEFC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEAN ENERGY FUELS CORP.
A	Proposals—The Board of Directors recommends a vote FOR all nominees for director listed in Proposal 1, a vote FOR Proposal 2, and a vote FOR Proposal 3.
Vote On Directors
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Nominees:
	01—Andrew J. Littlefair 02—Warren I. Mitchell 03—John S. Herrington 04—James C. Miller III	05—Boone Pickens 06—Kenneth M. Socha 07—Vincent C. Taormina	☐	☐	☐
Vote On Proposals						For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐
3.
	Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the total number of shares that the Company is authorized to issue from 100,000,000 total authorized shares to 150,000,000 total authorized shares, of which 149,000,000 shares shall be authorized for issuance as common stock and 1,000,000 shares shall be authorized for issuance as preferred stock.					☐	☐	☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐
B
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined on the reverse side to vote your proxy.

Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern Time, on May 25, 2010.

    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CLEFC2

2010 Proxy—Clean Energy Fuels Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Warren I. Mitchell and Andrew J. Littlefair, or either of them, as proxies with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the annual meeting of stockholders of Clean Energy Fuels Corp. to be held on Wednesday, May 26, 2010 at 9:00 a.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION
CORPORATE GOVERNANCE
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS